As filed with the Securities and Exchange Commission on August 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Elite Education Group International Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1209 N. University Blvd, Middletown, OH	45042
(Address of Principal Executive Offices)	(Zip Code)

Elite Education Group International Limited 2019 Equity Incentive Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cavas S. Pavri, Esq.

Schiff Hardin LLP

100 N. 18th, Suite 300

Philadelphia, PA 19103

(202) 724-6847

Facsimile: (202) 778-6460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common shares, $0.0015873 par value	2,000,000	(2)	$3.67	(3)	$7,340,000.00	$800.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional common shares of Elite Education Group International Limited that may be granted under the Elite Education Group International Limited 2019 Equity Incentive Plan (the “Plan”) to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The amount of common shares to be registered represents common shares that are reserved for future award grants under the Plan. The maximum aggregate number of shares which may be issued pursuant to all awards under the Plan is 2,000,000 common shares.

(3)	The proposed maximum offering price for these shares has been estimated solely for the purpose of calculating the registration fee based in accordance with Rule 457 of the Securities Act of 1933, as amended, upon the price of $3.67 per share, the average of the high and low prices of the registrant’s common shares of as reported on the Nasdaq Stock Market on August 5, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant shall deliver or cause to be delivered documents containing the information specified by Part I of this Registration Statement to participants in the Elite Education Group International Limited 2019 Equity Incentive Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a) The Company’s Prospectus dated March 25, 2021, filed with the Commission on March 29, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1, as amended (File No. 333-251342), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) The description of the Company’s common stock, par value $0.0015873 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on March 23, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

BVI law does limit the extent to which a company’s Memorandum and Articles of Association may provide for indemnification of officers and directors. The Registrant’s Memorandum and Articles of Association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default to the extent permitted under British Virgin Islands law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

A director, officer or agent of a company formed under the BVI laws is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Registrant’s constitutional documents do not relieve directors, officers or agents from personal liability arising from the management of the business of the Registrant. Notwithstanding the foregoing, Section 132 of the BVI Business Companies Act permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. There are no agreements that relieve directors, officer or agents from personal liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Memorandum and Articles of Association. (incorporated by reference to exhibit 3.1 of the Form F-1, file number 333-251342)
4.2	Amendment to the Memorandum and Articles of Association. (incorporated by reference to exhibit 3.2 of the Form F-1, file number 333-251342)
4.3	Specimen Share Certificate (incorporated by reference to exhibit 4.1 of the Form F-1, file number 333-251342)
5.1 *	Opinion of Ogiers
23.1 *	Consent of ZH CPA, LLC
23.3 *	Consent of Ogier (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1 *	2019 Equity Incentive Plan of Elite Education Group International Limited, and forms of award agreements thereunder

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on August 9, 2021.

Elite Education Group International Limited
(Registrant)

By:	/s/ Zhang Jianbo
Zhang Jianbo
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zhang Jianbo or Zhenyu Wu as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated

SIGNATURE	TITLE	DATE

/s/ Zhang Jianbo		August 9, 2021
Zhang Jianbo	Chairman, Chief Executive Officer (Principal Executive Officer)

/s/ Zhenyu Wu
Zhenyu Wu	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 9, 2021

/s/ Craig Wilson
Craig Wilson	Director	August 9, 2021

/s/ G. Michael Pratt
G. Michael Pratt	Director	August 9, 2021

/s/ M. Kelly Cowan
M. Kelly Cowan	Director	August 9, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this registration statement or amendment thereto in Newark, Delaware on August 9, 2021.

Authorized U.S. Representative
Puglisi & Associates 850 Library Avenue, Suite 204 Newark, DE 19711 Tel: (302) 738-6680

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director